Exhibit 10.1

November 25, 2024

[Employee Name]
[Cutera email address]

Dear [First Name]:

Thank you for your dedication and resilience in 2024. As a team, we made an impact and significant progress toward our 2024 objectives, and with your help, we are confident we will achieve great things in 2025 and beyond. It is through the collective effort of our team and specifically, key performers like you, that we can maximize Cutera’s potential.

We are confident that Cutera’s future will be delivered through the combination of talented employees dedicated to excellence and our R&D pipeline. The management team, as supported by our Board of Directors, believes in you and your ability to lead your team.

As such, in addition to your regular compensation package, we are offering you a special cash incentive and performance bonus of $[AMOUNT], subject to the following repayment provision:

1)Repayment of 100% of the incentive bonus if the employee separates from the Company on or before March 31, 2025, except upon a Change in Control (defined below) during the Change of Control Period (defined below), if terminated without cause, or if terminated with Good Reason (defined below); and

2)Repayment of 50% of the incentive bonus if the employee leaves the Company between April 1, 2025 and June 29, 2025, except upon a Change in Control during the Change of Control Period, if terminated without cause, or if terminated with Good Reason.

This bonus is a tribute to you and your contributions to Cutera and we request that you keep this confidential.

Please sign this document and return it to me no later than Monday, December 2, 2024, indicating your understanding and agreement with these terms. This document in no way alters the at-will employment relationship between you and Cutera, Inc.

Best regards,                         Reviewed and Agreed:

Taylor Harris                        [EMPLOYEE]

San Francisco Headquarters     3240 Bayshore Blvd     Brisbane, CA 94005
Phone: 415-657-5500    Fax: 415-330-2444                      www.cutera.com

Definitions:

“Good Reason” means your resignation within 90 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent:

i.A material reduction in your authority, duties, or responsibilities relative to duties, position or responsibilities in effect immediately prior to such reduction;
ii.A material reduction in your cash compensation as in effect immediately prior to such reduction, unless such reduction is applied similarity to others at the same level;
iii.A material change in the geographic location at which you must perform services (in other words, the relocation to a facility that is more than 50 miles from your then-current location); and

You will not resign for Good Reason without first providing the Company with written notice within 90 days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

“Change in Control” means the occurrence of any of the following events:
i.A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or
ii.A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
iii.A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

“Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 12 months following a Change in Control.
San Francisco Headquarters     3240 Bayshore Blvd     Brisbane, CA 94005
Phone: 415-657-5500    Fax: 415-330-2444                      www.cutera.com